UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2007

TraceGuard Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-50329	98-0370398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Madison Avenue, 9th Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 401-5969

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement of communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 29, 2007, Dr. Fredy Ornath granted to TraceGuard Technologies, Inc. (the “Company”) a stock option (the “Ornath Option”), pursuant to which the Company may purchase 1,450,000 shares of the Company’s common stock owned by Dr. Ornath. A copy of the Ornath Option is filed herewith as Exhibit 10.1. Dr. Ornath is the beneficial owner of approximately 31% of the outstanding shares of the Company. The Company’s subsidiary licenses its core technology from TraceTrack Technologies Ltd., a company owned by Dr. Ornath. In addition, the Company’s subsidiary has a consulting agreement with M.S. Materials Ltd., a company owned by Dr. Ornath.

Pursuant to the Ornath Option, the Company has the option to purchase 1,450,000 shares of the Company’s common stock from Dr. Ornath, at an exercise price of $0.35 per share. The Ornath Option has a term of seven years, may only be exercised to the extent that certain stock option agreement (discribed below) between the Company and Dr. Ehud Ganani is exercised by Dr. Ganani. The Ornath Option vests as follows: 290,000 shares on September 1, 2007; 300,000 shares on April 1, 2008; 135,000 shares on July 1, 2008 and 725,000 shares on April 1, 2009.

On May 29, 2007, the Company issued Dr. Ehud Ganani, its Chief Executive Officer and a director of the Company, a stock option (the “Ganani Option”) to purchase 1,450,000 shares of the Company’s common stock, at an exercise price of $0.35 per share. A copy of the Ganani Option is filed herewith as Exhibit 10.2. The Ganani Option has a term of seven years, may only be exercised to the extent that the Company has sufficient surplus to exercise the Ornath Option and vests as follows: 290,000 shares on September 1, 2007; 300,000 shares on April 1, 2008; 135,000 shares on July 1, 2008 and 725,000 shares on April 1, 2009. In addition, the Ganani Option terminates upon the cessation of Dr. Ganani’s employment with the Company or its subsidiary under certain specified conditions.

Item 3.02. Unregistered Sales of Equity Securities.

On May 29, 2007, the Company completed a private placement of 776,571 units for a total purchase price of $543,600 or $.70 per unit. Each unit consists of (i) one share of the Company’s common stock, (ii) a warrant to purchase one share of the Company’s common stock at an exercise price of $1.50 per share, exercisable for a period of 12 months, and (iii) a warrant to purchase one share of the Company’s common stock at an exercise price of $2.50 per share, exercisable for a period of 36 months.

The aforementioned securities were issued in reliance upon the exemption afforded by the provisions of Regulation S, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, based on the fact that at the time of the offer and purchase of such securities to such purchase, the purchasers were not inside the U.S., and in reliance on each purchaser’s representations that it was not a “U.S. person” (as defined in Regulation S) and it was not acquiring the securities for the account or benefit of any U.S. person. In addition, the securities bear a Regulation S restrictive legend.

On May 29, 2007, the Company issued the Ganani Option. The Ganani Option was issued in reliance upon the exemption afforded by the provision of Regulation S, based on the fact that at the time of the offer and purchase of the Ganani Option. Dr. Ganani was not in the U.S., and in reliance on Dr. Ganani’s representations that he is not an “U.S. person” (as defined in Regulation S) and is not acquiring the Ganani Option for the account or benefit of any U.S. person. In addition, the Ganani Option bears a Regulation S restrictive legend.

On May 1, 2007, the Company granted 220,000 shares of its common stock to a service provider, in consideration for services provided. The aforementioned securities were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on the service provider’s representations as to its status as an accredited investor, and that it was acquiring the shares for investment purposes and not with a view of any sale or distribution. In addition, certificates evidencing the shares bear a 1933 Act legend.

The information contained in this Form 8-K does not constitute an offer of any securities for sale. In addition, the securities issued or issuable in the transactions described above have not been registered under the 1933 Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 29, 2007, the Company issued its Chief Executive Officer, Dr. Ehud Ganani, a stock option to purchase up to 1,450,000 shares of the Company’s common stock. A brief description of such stock option is set forth in Item 1.01 above and incorporated herein by reference, and a copy of such stock option is filed herewith as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Stock Option Agreement between TraceGuard Technologies, and Dr. Fredy Ornath dated May 29, 2007.

10.2	Stock Option Agreement between TraceGuard Technologies, Inc. and Dr. Ehud Ganani dated May 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 1, 2007

TRACEGUARD TECHNOLOGIES, INC.

	By:	/s/ David Ben-Yair
Name: David Ben-Yair
Title: Chief Financial Officer